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                           ARTICLES OF INCORPORATION
                                       OF
                    PROFESSIONAL BENEFITS INSURANCE COMPANY

                                   ARTICLE I

                                      NAME

The name of the corporation is Professional Benefits Insurance Company.


                                   ARTICLE II

                                 INCORPORATORS


The name and place of residence of each incorporator is as follows:

            J.B. Veale, Jr., DDS.               1304 North Coffee
                                                Pampa, Texas  79065
            William L. Glenn, Jr., DDS.         2601 Broadway
                                                Galveston, Texas  77550
            Burton J. Kunik, DDS.               7000 Fannin, No. 1430
                                                Houston, Texas  77030

                                  ARTICLE III

                                  HOME OFFICE

The location of the home office of said corporation is:

                         Houston, Harris County, Texas

                                   ARTICLE IV

                               KINDS OF INSURANCE

The purpose for which this corporation is organized is to engage in the business of life insurance, accident and health insurance, and the writing of annuities, as all of said terms are defined in Article 3.01 of the Texas Insurance Code.


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                                   ARTICLE V

                                 CAPITAL STOCK

The aggregate number of shares of the corporation shall have authority to issue is one million twenty-two thousand, six hundred sixty-eight (1,022,668) shares of Class "A" common stock of a par value of One & 22/100 Dollars ($1.22) each and seventy-three thousand, five hundred twenty-four (73,524) shares of Class "B" common stock of a par value of One & 22/100 Dollars ($1.22) each. Each share of stock shall be equal in all respects in preferences, rights, limitations, privileges and restrictions; except, however, the holders of Class "A" common shares shall be entitled to one vote for each share held, but the holders of Class "B" common stock shall have no voting rights except as otherwise provided by law. Said capital stock shall consist



                                   ARTICLE VI

                              CAPITAL AND SURPLUS

As of the date of adoption of these Articles of Amendment, at least fifty percent (50%) of the total authorized common stock, or Five Hundred Forty-Eight Thousand, Ninety-Six and no/100 Dollars ($548,096.00) of capital has been subscribed and paid in and is possessed by the corporation in lawful money of the United States of America, and such capital, together with a surplus of at least One Million and No/100 Dollars ($1,000,000.00) in lawful money of the United States of America, is in the possession of and is the bona fide property of the corporation.



                                  ARTICLE VII

                                    DURATION

The corporation shall exist for a duration of five hundred (500) years.

                                  ARTICLE VIII

                               PRE-EMPTIVE RIGHTS

Pre-emptive rights are expressly denied.

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                                   ARTICLE IX

                              NO CUMULATIVE VOTING

Stockholders of the corporation shall not have the right of cumulative voting.

                                   ARTICLE X

                                    BY-LAWS

The Board of Directors, at any annual, regular, or special meeting, by a vote of three-fourths (3/4) of the current number of Directors, shall have the power to alter, amend, make, and repeal the Bylaws of the corporation.



                                   ARTICLE XI

                               INITIAL DIRECTORS

The initial directors shall be:

                  J. B. Veale, Jr., DDS.          1304 North Coffee
                                                  Pampa, Texas  79005
                  William L. Glenn, Jr., DDS.     2601 Broadway
                                                  Galveston, Texas  77550
                  Burton J. Kunik, DDS.           7000 Fannin, No. 1430
                                                  Houston, Texas  77030

                                  ARTICLE XII

                           DIRECTORS, CLASSIFICATION

The business and property of the corporation shall be managed by the board of directors composed of no less than five (5) nor more than thirteen (13) members. The number of directors shall be set by a resolution of the board meeting held in January of each year. When the board consists of eight or less members, all directors shall be elected for one year terms. When the board consists of nine or more members, the directors shall be divided into three classes, each class to be as nearly equal in number as possible, the terms of office of the directors of the first class to expire at the first annual meeting of the shareholders, that of the second class to expire at the second annual meeting after

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their election, and that of the third class to expire at the third annual meeting after their election. Directors shall be elected by popularity vote at the annual meeting of the shareholders. A vacancy or vacancies on the board of directors may be filled by the remaining directors. Directors elected to fill such a vacancy or vacancies shall hold office for an unexpired term or until his or their successors shall be duly elected and qualified. Ownership of shares shall be prerequisite to eligibility to serve on the board of directors.



                                  ARTICLE XIII

                    OFFICERS AND DIRECTORS - INDEMNIFICATION

Each director, officer and former director or officer of the corporation, and any person who may have served or who may hereafter serve at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, is hereby indemnified by the corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been a director of officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other right to which such director, officer or person may be entitled under any by-laws, amendment, vote of stockholders or otherwise.

                                  ARTICLE XIV

                            LIMITATION OF LIABILITY

To the fullest extent provided by law, no director of the corporation shall be liable to the corporation or to its shareholders for monetary damages for an act or omission in the director's capacity as a director, except liability for
(1) a breach of a director's duty of loyalty to the corporation or its shareholders or members; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (4) an act or omission for which the liability of a director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend. If the Texas statutory law hereafter is amended to further eliminate or limit the lability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph, shall not be liable to the fullest extent permitted by the amended Texas statutory law. Any repeal or modification of the preceding provisions in this article by the shareholders of the corporation shall not adversely affect any right or protection of a director

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of the corporation existing at the time of such repeal or modification for any prior acts during a time when this amendment was operative.




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